Exhibit 99.1

M/I Homes Reports
Fourth Quarter and Year-End Results

Columbus, Ohio (January 28, 2026) - M/I Homes, Inc. (NYSE:MHO) announced results for its fourth quarter and year ended December 31, 2025.

2025 Fourth Quarter Results:
•New contracts increased 9% to 1,921
•Homes delivered decreased 4% to 2,301
•Revenue declined 5% to $1.1 billion
•Pre-tax income of $81 million, including charges of $51 million consisting of $40 million of inventory charges and $11 million of certain warranty charges
•Gross margin of 18.1%; 22.6% excluding charges
•Net income of $64 million ($2.39 per diluted share; $3.91 per diluted share excluding charges) compared to $134 million ($4.71 per diluted share) in 2024
•Ended the quarter with 232 communities versus 220 a year ago
•Repurchased $50 million of stock

2025 Full Year Results:
•New contracts decreased 4% to 8,199
•Homes delivered decreased 1% to 8,921
•Revenue decreased 2% to $4.4 billion
•Pre-tax income of $527 million; 12% of revenue; including charges of $59 million consisting of $48 million of inventory charges and $11 million of certain warranty charges
•Net income of $403 million ($14.74 per diluted share; $16.39 per diluted shares excluding charges)
•Shareholders’ equity reached an all-time record of $3.2 billion, with book value per share of $123
•Repurchased $202 million of stock
•Return on equity of 13%
•Homebuilding debt to capital ratio of 18%

The Company reported pre-tax income of $80.6 million and net income of $64.0 million ($2.39 per diluted share) in the fourth quarter of 2025. These results include pre-tax charges of $51.2 million ($1.52 per diluted share) consisting of $40.1 million of inventory charges and $11.2 million of certain warranty charges. This compares to pre-tax income of $170.6 million and net income of $133.5 million, or $4.71 per diluted share, for the fourth quarter of 2024, both were fourth quarter records. For the year ended December 31, 2025, pre-tax income was $526.6 million and net income was $402.9 million, or $14.74 per diluted share. These results include charges of $58.9 million ($1.65 per diluted share) consisting of $47.7 million of inventory charges and $11.2 million of certain warranty charges. This compared to pre-tax income of $733.6 million and net income of $563.7 million, or $19.71 per diluted share, for the same period of 2024.

Homes delivered in 2025’s fourth quarter were 2,301, a 4% decrease compared to 2,402 deliveries in 2024’s fourth quarter. Homes delivered for the twelve months ended December 31, 2025 decreased 1% to 8,921 from 2024’s deliveries of 9,055. New contracts for 2025’s fourth quarter increased 9% to 1,921 from 1,759 new contracts in 2024’s fourth quarter. For 2025, new contracts were 8,199, a 4% decrease from 2024’s 8,584 new contracts. Homes in backlog decreased 29% at December 31, 2025 to 1,809 units, with a sales value of $989.9 million, a 29% decrease from last year, while the average sales price in backlog decreased 1% to $547,000. At December 31, 2024, the sales value of the 2,531 homes in backlog was $1.4 billion, with an average sales price of $553,000. M/I Homes had 232 active communities at December 31, 2025 compared to 220 a year ago. The Company’s cancellation rate was 10% in 2025’s fourth quarter compared to 14% for the prior year’s fourth quarter.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “2025 was a very solid year for M/I Homes. Despite the various macro-economic factors impacting new home demand, we were pleased to deliver 8,921 homes for the year, produce $527 million of pretax income, generate a 12% pretax income return, as well as a 13% return on equity. We ended the year in excellent financial condition with record shareholders’ equity of $3.2 billion, cash of $689 million, zero borrowings under our $900 million credit facility, a homebuilding debt to capital ratio of 18% and a net debt to capital ratio of zero”.

Mr. Schottenstein concluded, “We are extremely proud to announce that 2026 marks our 50th year in business. Over the past 5 decades, M/I Homes has grown to become one of the nation’s largest and most respected homebuilders with an unwavering focus on quality, customer service and operating at a high standard. While homebuilding conditions remain somewhat choppy and challenging, we are very confident in the long-term fundamentals of our industry and our ability to deliver strong results”.

The Company will broadcast live its earnings conference call today at 10:30 a.m. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through January 2027.

M/I Homes, Inc., celebrating its 50th year in business in 2026, is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims various governmental rules and regulations including changes in trade policy affecting business such as new or increased tariffs, as well as the potential impact of retaliatory tariffs and other penalties, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.

Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (Unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
New contracts	1,921	1,759	8,199	8,584
Average community count	233	219	229	216
Cancellation rate	10%	14%	11%	10%
Backlog units	1,809	2,531	1,809	2,531
Backlog sales value	$989,930	$1,399,683	$989,930	$1,399,683
Homes delivered	2,301	2,402	8,921	9,055
Average home closing price	$484	$490	$479	$483

Homebuilding revenue:
Housing revenue	$1,114,750	$1,175,883	$4,274,674	$4,375,829
Land revenue	4,711	882	17,644	12,635
Total homebuilding revenue	$1,119,461	$1,176,765	$4,292,318	$4,388,464

Financial services revenue	27,844	28,512	125,463	116,206

Total revenue	$1,147,305	$1,205,277	$4,417,781	$4,504,670

Cost of sales - operations(1)	899,508	908,452	3,352,913	3,305,781
Cost of sales - inventory charges	40,086	—	47,669	—
Gross margin	$207,711	$296,825	$1,017,199	$1,198,889
General and administrative expense	65,680	70,059	262,766	258,422
Selling expense	67,390	62,775	247,880	234,373
Operating income	$74,641	$163,991	$506,553	$706,094
Interest income, net of interest expense	(5,913)	(6,566)	(20,035)	(27,514)
Income before income taxes	$80,554	$170,557	$526,588	$733,608
Provision for income taxes	16,583	37,088	123,647	169,883
Net income	$63,971	$133,469	$402,941	$563,725

Earnings per share:
Basic	$2.44	$4.85	$15.07	$20.29
Diluted	$2.39	$4.71	$14.74	$19.71

Weighted average shares outstanding:
Basic	26,241	27,538	26,730	27,777
Diluted	26,814	28,308	27,338	28,600

(1) Includes $11.2 million of certain warranty charges for the three and twelve months ended December 31, 2025.

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	December 31,
	2025	2024
Assets:
Total cash, cash equivalents and restricted cash	$689,189	$821,570
Mortgage loans held for sale	309,100	283,540
Inventory:
Lots, land and land development	1,881,158	1,630,190
Land held for sale	13,599	7,699
Homes under construction	1,282,608	1,271,626
Other inventory	206,576	182,347
Total Inventory	$3,383,941	$3,091,862

Property and equipment - net	34,342	34,513
Operating lease right-of-use assets	54,976	53,895
Goodwill	16,400	16,400
Investments in joint venture arrangements	106,299	65,334
Deferred income tax asset	4,508	13,451
Other assets	178,370	169,231
Total Assets	$4,777,125	$4,549,796

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	398,427	397,653
Senior notes due 2030 - net	297,873	297,369
Total Debt - Homebuilding Operations	$696,300	$695,022

Notes payable bank - financial services operations	276,856	286,159
Total Debt	$973,156	$981,181

Accounts payable	181,189	198,579
Operating lease liabilities	56,675	55,365
Other liabilities	399,915	374,994
Total Liabilities	$1,610,935	$1,610,119

Shareholders’ Equity	3,166,190	2,939,677
Total Liabilities and Shareholders’ Equity	$4,777,125	$4,549,796

Book value per common share	$122.90	$108.62
Homebuilding debt / capital ratio(1)	18%	19%

(1)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Cash (used in) provided by operating activities	$(8,707)	$104,395	$137,349	$179,736
Cash used in investing activities	$(29,042)	$(9,859)	$(59,740)	$(54,896)
Cash (used in) provided by financing activities	$(7,236)	$7,114	$(209,990)	$(36,074)

Land/lot purchases	$160,583	$107,384	$523,689	$472,937
Land development spending	$223,670	$201,301	$645,597	$645,960
Land sale revenue	$4,711	$882	$17,644	$12,635
Land sale gross profit	$933	$391	$4,196	$3,709

Financial services pre-tax income	$8,476	$10,034	$55,656	$49,682

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Net income	$63,971	$133,469	$402,941	$563,725
Add:
Provision for income taxes	16,583	37,088	123,647	169,883
Interest income - net	(9,149)	(10,177)	(33,034)	(40,719)
Interest amortized to cost of sales	7,412	8,181	30,191	32,053
Depreciation and amortization	5,247	4,810	20,044	18,700
Non-cash charges	44,443	9,709	64,667	23,808
Adjusted EBITDA	$128,507	$183,080	$608,456	$767,450
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	736	707	4%	3,416	3,761	(9)%
Southern	1,185	1,052	13%	4,783	4,823	(1)%
Total	1,921	1,759	9%	8,199	8,584	(4)%

	HOMES DELIVERED
	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
			%			%
Region	2025	2024	Change	2025	2024	Change
Northern	981	1,064	(8)%	3,716	3,873	(4)%
Southern	1,320	1,338	(1)%	5,205	5,182	—%
Total	2,301	2,402	(4)%	8,921	9,055	(1)%

	BACKLOG
	December 31, 2025			December 31, 2024
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	836	$476	$569,000	1,136	$637	$561,000
Southern	973	$514	$528,000	1,395	$763	$547,000
Total	1,809	$990	$547,000	2,531	$1,400	$553,000

	LAND POSITION SUMMARY
	December 31, 2025			December 31, 2024
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,528	11,590	19,118	6,546	11,076	17,622
Southern	18,124	12,739	30,863	17,290	17,244	34,534
Total	25,652	24,329	49,981	23,836	28,320	52,156

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2025	2024	2025	2024

Income before income taxes	$80,554	$170,557	$526,588	$733,608
Add: Impairment of inventory and land deposit write-offs	40,086	—	47,669	—
Add: Certain warranty charges	11,162	—	11,162	—
Adjusted income before income taxes	$131,802	$170,557	$585,419	$733,608

Net income	$63,971	$133,469	$402,941	$563,725
Add: Impairment of inventory and land deposit write-offs - net of tax	31,832	—	36,476	—
Add: Certain warranty charges - net of tax	8,864	—	8,541	—
Adjusted net income	$104,667	$133,469	$447,958	$563,725

Impairment of inventory and land deposit write-offs - net of tax	$31,832	$—	$36,476	$—
Certain warranty charges - net of tax	$8,864	$—	$8,541	$—

Divided by: Diluted weighted average shares outstanding	26,814	28,308	27,338	28,600

Diluted earnings per share related to Impairment of inventory and land deposit write-offs (2)	$1.19	$—	$1.34	$0.01
Diluted earnings per share related to certain warranty charges (2)	0.33	—	0.31	—

Add: Diluted earnings per share	2.39	4.71	14.74	19.71

Adjusted diluted earnings per share	$3.91	$4.71	$16.39	$19.72
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2)    Represents the related charges divided by diluted weighted average shares outstanding during the respective period as presented in the Summary Statement of Income.